EXHIBIT 3.182

Form 207 Secretary of State P.O. Box 13697 Austin, TX 78711-3697 FAX: 512/463-5709 Filing Fee: $750	Certificate of Limited Partnership Pursuant to Article 6132a-1

Article 1 — Name of Limited Partnership
The Name of the Limited Partnership is: SHC-KPH, LP
The name must contain the words “Limited Partnership,” or “Limited,” or an abbreviation “L.P.,” “LP,” or “Ltd.” as the last words or letters of its name. The name must not be the same as, deceptively similar to or similar to that of an existing corporate, limited liability company, or limited partnership name on file with the secretary of state. A preliminary check for “name availability” is recommended.
Article 2 — Principal Office
The address of the principal office in the United States where records of the partnership are to be kept or made available is set forth below:
504 Seville Road, Suite 201 Denton, TX USA 76205
     Article 3 — Registered Agent and Registered Office (Select and complete either A or B and complete C)
☐ A. The initial registered agent is an organization (cannot be limited partnership named above) by the name of:

OR
☑ B. The initial registered agent is an individual resident of the state whose name is set forth below:
Name:
Jerry G. Browder
C. The business address of the registered agent and the registered office address is:
Street Address
504 Seville Road, Suite 201 Denton, TX USA 76205
Article 4 — General Partner Information
The name, street address, and the mailing address of the business or residence of each general partner is as follows:
General Partner 1: (Business Name)
Kingwood Pines Hospital, LLC
Street Address
504 Seville Road, Suite 201 Denton, TX USA 76205
Mailing Address
504 Seville Road, Suite 201 Denton, TX USA 76205
Supplemental Provisions/Information
[The attached addendum, if any, is incorporated herein by reference.]

Effective Date of Filing
A. ☑ This document becomes effective when the document is filed by the secretary of state.
OR
B. ☐ This document becomes effective at a later date, which is not more than ninety (90) days from the date of its filing by the secretary of state. The delayed effective date is:
Name Reservation Document Number
Execution
The undersigned sign this document subject to the penalties imposed by law for the submission of a false or fraudulent document.
Signature of General partner 1: Jerry G. Browder

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF LIMITED PARTNERSHIP
     Pursuant to the provisions of Section 2.02 of the Texas Revised Partnership Act, the undersigned limited partnership desires to amend its certificate of limited partnership and for that purpose submits the following certificate of amendment.
1.	The name of the limited partnership is SHC-KPH, LP.

2.	The certificate of limited partnership is amended as follows:

Under Article 2, the address of the principal office in the United States where records of the partnership are to be kept or made available is set forth to 2941 South Lake Vista Drive, Lewisville, Texas, USA 75067; and

Under Article 4, he street address and mailing address of the general partner, Kingwood Pines Hospital, LLC is set to 2941 South Lake Vista Drive, Lewisville, Texas, USA 75067.
Dated December 1, 2006.

SHC-KPH, LP

By:	Kingwood Pines Hospital, LLC
General Partner

/s/ David K. Meyercord David K. Meyercord
Executive Vice President and Secretary